The Board of Directors
AMBI Inc.

We consent to incorporation by reference in the Registration Statements (Nos. 333-33980, 333-73397, 333-69969, 33-73312, 333-9801, 333-2507, 333-29829, and
333-35897) on Form S-3 of AMBI Inc. and subsidiaries of our reports dated September 15, 2000, relating to the consolidated balance sheets of AMBI Inc. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows and related consolidated financial statement schedule for each of the years in the three-year period ended June 30, 2000, which reports appears in the June 30, 2000 annual report on Form 10-K of AMBI Inc.


KPMG LLP
Stamford, CT
September 21, 2000